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                                                                    EXHIBIT 3.19
                                                  Unofficial English Translation

                            ARTICLES OF INCORPORATION

In Mexico City, on July thirtieth, nineteen hundred and forty one, before me RAFAEL DEL PASO, Esq., Public Notary holder of Notary number forty-eight of this city, appeared: Messieurs FERNANDO GERARD, HIPOLITO L. GERARD, MANUEL DE MEDINA BAEZA, CARLOS VILLEGAS, Jr., SAMUEL VILLEGAS, ARMANDO VILLEGAS and PABLO VILLEGAS, all on their own right and declared:

That they have decided to create a stock capital mercantile corporation and for said purpose with the writ herein the organize said corporation pursuant to the following

                                     CLAUSES
                                      FIRST

Messieurs Fernando Gerard, Hipolito L. Gerard, Manuel de Medina Baeza, Carlos Villegas, Jr., Samuel Villegas, Armando Villegas and Pablo Villegas, appear on their own right, and by means of the instrument herein organize a capital stock mercantile corporation, for which the provisions of this corporate organization agreement shall constitute the Bylaws.

                                     SECOND

The objectives of the Corporation include the mercantile exploitation of the manufacturing and sale branches of steel seats for theatres, cinemas and other show or meeting centers; the manufacturing and sale of steel furniture; the manufacturing and sale of all type of furniture; and the representation or distribution of manufacturers, traders or commission agents of any of said items, as well as the execution of all type of agreements related to the corporate objectives and all those necessary or convenient for due performance of same --the Corporation cannot acquire real estate.

                                      THIRD

The Corporation shall be domiciled in Mexico City, Federal District, being able to establish agencies or branches in other places of the Mexican Republic or abroad.

                                     FOURTH

The name of the Corporation shall be "CENTRAL DE INDUSTRIAS, SOCIEDAD ANONIMA", being able to use the last two words abbreviated with the initials "S. A."

                                      FIFTH



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The Corporation's capital amounts to SEVENTY THOUSAND MEXICAN PESOS, which shall be divided in seventy shares of one thousand Mexican pesos each, all paid-up shares and registered to the bearer. The shares shall grant the holders equal rights and obligations, because the founders categorically declare that they do not reserve for themselves any privileges in the Corporation and the share titles or certificates shall include the inserts provided by article one hundred and twenty-five of the General Mercantile Corporations Law.

                                      SIXTH

The amount of the capital stock is fully subscribed and paid, as follows:

Mr. Fernando Gerard, thirty shares, with a total value of thirty thousand pesos. $30,000.00.

Mr. Hipolito L. Gerard, seven shares, with a total value of seven thousand pesos. $7,000.00

Mr. Manuel de Medina Baeza, Esq., five shares, with a total value of five thousand pesos. $5,000.00

Mr. Carlos Villegas, Jr., seven shares, with a total value of seven thousand pesos. $7,000.00

Mr. Samuel Villegas, seven shares, with a total value of seven thousand pesos. $7,000.00

Mr. Armando Villegas, seven shares, with a total value of seven thousand pesos. $7,000.00

Mr. Pablo Villegas, seven shares, with a total value of seven thousand pesos. $7,000.00

For a total of seventy shares, with a total value of seventy thousand pesos. $70,000.00

The total amount of these shares, that is the amount of seventy thousand Mexican pesos, in cash is fully received by Mr. Fernando Gerard, as Chairman of the Corporation being organized, before the undersigned Notary who certifies.

                                     SEVENTH

The Corporation shall have a life period as of its date of organization through December 31, nineteen hundred and fifty one.

                                      EIGHT



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It is an expressed agreement of this corporate agreement that all foreigners who participate in the granting of this instrument and any foreigner that acquires an interest or participation in this Corporation, is to be considered, by this sole fact, as a Mexican regarding his/her corporate interest or participation, and agree not to invoke to his/her government for protection, under penalty, in the event of infringement of this agreement, of losing his/her rights in favor of the Mexican Nation.--this stipulation shall appear in the Corporate share certificates.

                                      NINTH

The Corporation shall be governed and managed by a Board of Directors, comprising five proprietary members, for whom, if so desired, alternates may be appointed, members who according to the order of their appointment shall hold the following positions: the First Member shall be the Chairman of the Board of Directors; the Second Member shall be the Treasurer of the Corporation; and the Fourth and Fifth Members shall not hold any appointment or special obligations. the members designated shall hold their offices indefinitely, until another General Stockholders' Meeting appoints new members and until the newly appointed members occupy the office. The Board of Directors of the Corporation shall have the use of the corporate firm, with extended administrative faculties, of ownership and for lawsuits and collections, with all the general and special powers requiring a special clause according to Law, pursuant to article two thousand, five hundred and fifty-four of the Civil Code, provision that to a word reads: "ARTICLE 2,554. For all the general powers of attorney for lawsuits and collections, it shall be sufficient to say that the power is granted with all the general and special powers which require a special clause pursuant to law, in order that they may be considered as granted without any limitation whatsoever. In general powers of attorney to administer properties it shall be sufficient to state that they are granted for that purpose, in order for the attorney-in-fact to have all kinds of administrative powers. In general power of attorney to exercise acts of ownership, it shall be sufficient that they be granted for that purpose in order for the attorney-in-fact to have all the powers of an owner, both with respect to the properties and in order to take all kinds of steps to defend them. If in any of the three foregoing cases, it is desired to limit the powers of an attorney-in-fact, the limitations shall be set forth or the powers of attorney shall be for specific matters. The notaries shall insert this article in all the testimonies of powers of attorney granted."

The appointed members, in order to take possession of their offices, shall provide the pledge determined during the General Stockholders' Meeting that appoints them. When the Board of Directors of the Corporation is not gathered, the faculties granted to it herein shall correspond, in full exercise, to the Chairman of said Board of Directors.

                                      TENTH

The supervision of the Corporation shall be under a Corporate Official elected during a General Stockholders' Meeting, who shall hold his/her office until a

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General Stockholders' Meeting makes a new appointment. The Corporate Official need not be a shareholder of the Corporation. In order to take over his/her position the appointed Corporate Official shall provide the guarantee set forth during a General Stockholders' Meeting that made the appointment.

                                    ELEVENTH

The sovereign representation of the Corporation corresponds to the General Stockholders' Meetings. The General Regular Stockholders' Meetings shall be held once a year, within the first four months of the corporate period, at the place, day and hour set forth by the Board of Directors. Special Stockholders' Meetings shall be held in the cases provided by article one hundred and eighty two of the General Mercantile Corporations Law and when called by the Board of Directors or the Corporate Official or a group of stockholders representing twenty-five percent of the Corporation's shares. The notices for General Special and Regular Stockholders' Meetings shall be published one time, with the agenda in the Official Gazette of the Federation. However, the stockholders' meeting that represents all the capital stock can be organized in a General Regular and Special Stockholders' Meeting without previous Notice and with no other requirement and the decisions adopted during said Stockholders' Meeting shall be legally enforced, as long as they comply with the requirement provided in article one hundred and eighty-nine of the General Mercantile Corporations Law.

                                     TWELFTH

In order to attend a General Stockholders' Meeting, the Stockholders must deposit their shares at the Treasury of the Corporation or in any Credit Institution, previously authorized for such purpose by the Board of Directors. This deposit shall be made at least twenty-four hours before the date on which the Meeting is to be held, except in the cases foreseen in the final part of the eleventh clause.

                                   THIRTEENTH

The Stockholders' Meetings shall be presided by the Chairman of the Board of Directors of the Corporation and in the event the Chairman would be absent, the acting Chairman shall be the next member in its order and so on. At the beginning of each General Stockholders' Meeting, the person presiding it shall appoint a teller, who shall be in charge of drafting the attendance list, of notifying the identity of the attendees and of counting the total votes, which shall always be by show of hands.

                                   FOURTEENTH

During the General Stockholders' Meeting, each share entitles to one vote. The resolutions shall be adopted by absolute majority of votes of the shares represented, the Chairman of the General Stockholders' Meeting shall have the casting vote in the event of a tie.


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                                    FIFTEENTH

The resolutions of the General Stockholders' Meetings adopted according to the terms hereof and to the General Mercantile Corporations Law bind all the Stockholders, even those absent or dissident.

                                    SIXTEENTH

The corporate firm shall be held by the Board of Directors of the Corporation, the Chairman of said Board of Directors, the Managers appointed by the General Stockholders' Meeting, the Board of Directors or the Chairman of said Board, all the representatives to whom this clause makes reference having to use the corporate name, within the attributions set forth herein or assigned at the time they are appointed, as the case may be.

                                   SEVENTEENTH

The corporate tax periods shall begin on April first of a calendar year and shall end on March thirty-one of the following calendar year.

                                   EIGHTEENTH

The amount of the legal reserve of the Corporation shall be the fourth part of its capital stock.

                                   NINETEENTH

At the end of each fiscal year, a general balance shall be prepared and the profits gained shall be distributed as follows: 1st. Five percent shall be set aside to for or rebuild, in its case, the legal reserve, until the amount corresponds to twenty-five percent of the capital stock. 2nd. Up to ten percent shall be set aside in order to create the special reserves agreed to during a General Stockholders' Meeting or to be distributed among the members of the Board of Directors of the Corporation, the Corporate Official and the managers or employees of same, as bonds agreed by the General Stockholders' Meeting. If the aforementioned ten percent were not fully or partially applied pursuant to the provisions of this item, the amount not applied shall be used as foreseen in next item. 3rd. From the remainder, a third shall be paid to "Credito Comercial Mexicano, Sociedad Anonima", as interest, because it is a credit institution that shall provide a credit to the Corporation being organized, pursuant to an agreement entered separately by both parties; and the other two thirds shall be proportionally distributed among the stockholders, prorated among all the stock certificates.

                                    TWENTIETH

The Corporation shall be dissolved, in the cases provided in article two hundred and twenty-nine of the General Mercantile Corporations Law in force, and its

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liquidation shall be performed by the last Board of Directors of the
Corporation, which shall assume the obligations of liquidator, proceeding, in the event of absence, resignation or disability of the Board of Directors to perform this obligation, to appoint liquidators pursuant to chapter eleventh of the said General Mercantile Corporations Law in force, whose procedures shall be applied to all that is not foreseen in this clause, for the dissolution and liquidation of the Corporation.

                                  TWENTY-FIRST

All matters not foreseen herein shall be governed by the provisions of the General Mercantile Corporations Law in force, and the Judges and Courts of Mexico City, Federal District, shall be the only competent ones to construct and enforce the agreement herein.


                                  TWENTY-SECOND

The expenses caused by this writ and those of its registration shall be payable by the Corporation being organized.

FIRST TRANSITORY. The first fiscal year shall begin on the day corporate operations start through March thirty-one, nineteen hundred and forty-two.

SECOND TRANSITORY. The Board of Directors of the Corporation, under the provisions of article one hundred and twenty-six of the General Mercantile Corporations Law, can include several shares in a single certificate or title, both when issuing provisional share certificates and when issuing the final certificates on same.

THIRD TRANSITORY. The following persons are appointed as proprietary members to integrate, in the respective order, the Board of Directors of the Corporation:
First Member, Chairman of the Board of Directors, Mr. Fernando Gerard; second Member Treasurer of the Corporation, Mr. Hipolito L. Gerard; Third Member Secretary of the Corporation, Mr. Manuel de Medina Baeza; Fourth Member Mr. Carlos Villegas, Jr.; Fifth Member Mr. Samuel Villegas, who by expressed agreement of the interested parties, guarantee its compliance with five hundred Mexican pesos, which they deposit as a guarantee in the safe of the Corporation, at its disposal.

FOURTH TRANSITORY. Mr. Gabriel Pedroza is appointed Corporate Official of the Corporation, who shall receive an annual salary of one hundred Mexican pesos and who guarantees its compliance with same with the amount of one hundred Mexican pesos, which in this act he submits in cash to the Board of Directors of the Corporation, so that this amount remains as a pledge in the safe of the Corporate.

FIFTH TRANSITORY. "Central de Industria, Sociedad Anonima", appoints as its special attorney in fact Mr. Fernando Gerard, so that he may, on behalf and

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representing the Corporation, may grant with "Credito Comercial Mexicano,
Sociedad Anonima" a loan for specific business purposes agreement in the amount of two hundred thousand Mexican pesos, with the remuneration foreseen in the third item of clause Nineteen hundred hereof, under the terms and conditions and with the guarantees that appear on the corresponding draft of said agreement, which in two originals was executed by all who appeared, submitting one to Mr. Fernando Gerard, for safekeeping, and another that shall serve as a model for granting the corresponding writ. This authorization to Mr. Fernando Gerard on behalf and representing "Central de Industrias, Sociedad Anonima" is expressly evidenced herein, because such person has interests in "Credito Comercial Mexicano, Sociedad Anonima", reason why it could be understood that there were opposing interests, for said individual to appear on behalf of "Central de Industrias, Sociedad Anonima", in the agreement executed by same with "Credito Comercial Mexicano, Sociedad Anonima".

SIXTH TRANSITORY. "Central de Industrias, Sociedad Anonima" appoints as its special attorney in fact Mr. Fernando Gerard so that he, on behalf and representing the Corporation, grants an agreement with "Credito Comercial Mexicano, Sociedad Anonima" for credit discounts for up to two hundred thousand Mexican pesos, with a ten percent global annual remuneration for operations in monthly installments for a period of up to two years, pursuant to the terms and conditions and with the guarantees that appear on the corresponding draft of said agreement, which was executed in two copies by all the individuals present, delivering one to Mr. Fernando Gerard for safekeeping and the other one shall serve as a model for the granting of the corresponding writ. This authorization to Mr. Fernando Gerard on behalf and representing "Central de Industrias, Sociedad Anonima" is expressly evidenced herein, because said individual has an interest in "Credito Comercial Mexicano, Sociedad Anonima", due to which it could be considered that there were opposing interests for said individual to appear on behalf of "Central de Industrias, Sociedad Anonima", in the agreement executed with "Credito Comercial Mexicano, Sociedad Anonima".

SEVENTH TRANSITORY. "Central de Industrias, Sociedad Anonima" appoints as its special attorney in fact Mr. Hipolito L. Gerard so that he, on behalf and representing the Corporation, grants with "Villegas Hermanos, Sociedad Anonima" and with Mr. Fernando Gerard, an agreement, in virtue of which "Central de Industrias, Sociedad Anonima" shall acquire from "Villegas Hermanos, Sociedad Anonima" the machinery, furniture and items property of the latter and Mr. Fernando Gerard shall assign to "Central de Industrias, Sociedad Anonima" the rights he has due to the exclusivity granted to him by "Villegas Hermanos, Sociedad Anonima" for the sale of steel seats and other furniture it manufactures.

The agreement shall be granted pursuant to the terms of the draft executed by the parties and the appointment of the special attorney in fact is made by virtue of the opposing interests which could exist between Mr. Fernando Gerard, who executes said agreement on his own right and "Central de Industrias, Sociedad Anonima", from which said person is the General Administrator.